For Additional Information:
Ronald A. Miller
Executive VP & CFO
Phone: 585.786.1102
Email: ramiller@fiiwarsaw.com

Financial Institutions Announces Third Quarter Earnings

WARSAW, N.Y., October 25, 2007 — Financial Institutions, Inc. (Nasdaq: FISI), the parent company of Five Star Bank, today announced financial results for the third quarter and nine months ended September 30, 2007. Net income for Financial Institutions, Inc. (“FII”) was $5.3 million, or $0.44 per diluted share for the third quarter of 2007, compared with $5.2 million, or $0.43 per diluted share, for the third quarter of 2006. For the first nine months of 2007, net income was $12.3 million, or $1.00 per diluted share, compared with $14.4 million, or $1.17 per diluted share for the first nine months of 2006.

Highlights of the third quarter include:

•	Loans increased $8.8 million to $949.7 million at September 30, 2007, compared with $940.9 million at June 30, 2007 and are up $23.2 million since December 31, 2006. The increase reflects execution of the Company’s business plan to rebuild, in a disciplined manner, the commercial loan portfolio and grow consumer indirect auto loans.

•	Net interest margin increased 28 basis points, to 3.63%, for the third quarter of 2007 compared with 3.35% for the second quarter of 2007. The improved net interest margin resulted principally from controlling funding costs, benefits associated with a more favorable positively sloped yield curve, a higher percentage of loans in earning assets and improved investment security portfolio yields.

•	Net interest income was $14.9 million for the third quarter of 2007, an increase of $809 thousand, or 6%, from the second quarter of 2007, which reflects the higher net interest margin and improved earning asset mix.

•	Noninterest income for the third quarter of 2007 included $1.1 million (pre and post-tax) in proceeds from corporate owned life insurance and the third quarter of 2006 included a $1.4 million (pre-tax) net gain from the sale of trust relationships.

•	Nonperforming assets decreased $1.8 million from the prior quarter-end to $9.9 million at September 30, 2007. Since December 31, 2006, nonperforming assets have declined $7.1 million, or 42%. Net loan charge-offs were $829 thousand, or 0.35% (annualized) of average loans, for the third quarter of 2007 and $1.2 million, or 0.17% (annualized) of average loans, for the first nine months of 2007. For the first nine months of 2007, a credit for loan losses of $235 thousand was recorded, including a credit of $82 thousand for the third quarter of 2007, compared with the first nine months of 2006 credit for loan losses of $1.8 million.

•	Noninterest expense was $14.6 million for the third quarter of 2007, compared with $14.3 million for the second quarter of 2007. For the first nine months of 2007, noninterest expense was $42.9 million, a decrease of $1.6 million, or 4%, from the first nine months of 2006. The lower expense levels for the first nine months of 2007, compared to the same period last year, reflect operational efficiencies gained from the consolidation of administrative and operational functions, improved asset quality, lower advertising costs and fewer employees.

Peter G. Humphrey, President and CEO of FII, commented, “We experienced solid financial performance in the third quarter with good revenue growth that is reflective of disciplined growth in our loan portfolio and a significantly higher level of net interest margin. We continue to have reductions in our nonperforming assets, which together with other improved measures of asset quality, results in lower credit costs. Operating expenses for the first nine months of the year have declined 4% since last year and we remain focused on controlling our costs. Our 2007 performance-to-date has enabled us to begin to implement other strategic initiatives to expand our business, most notably our recent decision to expand our presence in the greater Rochester area.”

Net Interest Income

Net interest income was $14.9 million for the third quarter of 2007, up $809 thousand from the second quarter of 2007 and up $179 thousand versus the third quarter of 2006. For the third quarter of 2007, average earning assets decreased by $47.8 million compared with the second quarter of 2007. This decrease resulted principally from a $66.9 million decrease in average public deposits for the third quarter of 2007 compared with the second quarter of 2007, due to a combination of a seasonally low period for public deposits and a managed reduction in the average cost of public deposits. The decline in average earnings assets was more than offset by net interest margin improving 28 basis points to 3.63% for the third quarter of 2007, compared with 3.35% for the second quarter of 2007. Earnings asset yields increased by 16 basis points from the second quarter, with increased yields on both investment and loan assets, while the average cost of funds declined 12 basis points from the second quarter.

For the first nine months of 2007, net interest income was $42.9 million, a decline of $2.3 million from the nine months ended September 30, 2006. For the first nine months of 2007, average earning assets declined $24.0 million from the first nine months of 2006 and, together with a 14 basis point decline in net interest margin, resulted in the $2.3 million drop in net interest income. The decline in average earning assets for the first nine months of 2007 was affected by average borrowings declining $31.6 million due to the repayment and maturity of borrowings. The drop in net interest margin resulted from the average cost of funds increasing 36 basis points while average earning asset yield increased only 22 basis points. For most of the first half of 2007, a flat to inverted yield curve contributed to reduced spread on asset transactions and nonpublic deposits shifted into higher cost certificates of deposits from lower cost deposit products.

Mr. Humphrey stated, “We continue to see modest growth in our loan portfolio and expect that trend to continue. Our investment portfolio is structured to provide liquidity to fund the expansion of the loan portfolio or for reinvestment into securities at current yields. We have been successful in lowering our funding costs. Earning asset yields have improved from the growth in our loans and reinvestment of maturing securities. All of these factors have contributed to our improved net interest margin.”

Noninterest Income

Noninterest income for the third quarter of 2007 was $6.3 million compared with $4.6 million for the second quarter of 2007 and $7.0 million for the third quarter of 2006. For the nine months ended September 30, 2007 noninterest income was $15.7 million compared with $17.1 million for the same period in 2006. Included in noninterest income in the third quarter of 2007 and the first nine months of 2007 was $1.1 million in proceeds from corporate owned life insurance and $339 thousand in annual dividends from the sale of credit insurance products. Included in noninterest income in the third quarter of 2006 and the first nine months of 2006 was $1.4 million in net gain from the sale of trust relationships and $349 thousand in annual dividends from the sale of credit insurance products. The Company also realized $231 thousand, $58 thousand, and $427 thousand in net gains on the sale of student loans in the third quarter of 2007, second quarter of 2007 and the third quarter of 2006, respectively as reflected in other noninterest income. For the first nine months of 2007, student loan sale net gains were $401 thousand, compared with $604 thousand for the same period in 2006.

Noninterest Expense

Noninterest expense for the third quarter of 2007 was $14.6 million, an increase of $261 thousand, or 2%, from the second quarter of 2007. For the first nine months of 2007, noninterest expense was $42.9 million a decrease of $1.6 million, or 4%, from the same period in 2006. The principal expense items that contribute to the year over year decline are: salaries and benefits were down $359 thousand, advertising and promotional costs were $480 thousand lower and professional fees and services declined $699 thousand.

Balance Sheet

Total assets were $1.903 billion at September 30, 2007 compared with $1.908 billion at December 31, 2006 and $1.952 billion at September 30, 2006. Total deposits were $1.616 billion at September 30, 2007, almost unchanged from both December 31, 2006 and September 30, 2006. Total loans at September 30, 2007 were $949.7 million, an increase of $23.2 million and $8.7 million over the previous year-end and a year ago, respectively.

Asset Quality

Mr. Humphrey continued, “Asset quality has shown considerable improvement over the past year. Several large nonaccrual loans have been brought to resolution and as a result our nonaccrual loans declined by $2.1 million in the third quarter and have been reduced by $7.5 million since the end of last year. These reductions, together with continued declines in the level of our criticized and classified loans and an improving trend in delinquencies, have contributed to the reduction of our allowance for loan losses and the credit for loan losses in both the third quarter of 2007 and for the first nine months of the year.”

The Company has recorded a credit for loan losses of $82 thousand for the third quarter and $235 thousand for the first nine months of 2007, compared with a credit for loan losses of $491,000 for the third quarter of 2006 and $1.8 million for the first nine months of 2006. Net charge-offs of $829 thousand for the third quarter represented 35 basis points (annualized) of average loans. For the first nine months of 2007 net charge-offs were $1.2 million or 17 basis points (annualized) compared with $708 thousand or 10 basis points for same period last year. The allowance for loan losses was $15.6 million at September 30, 2007 or 1.64% of loans, compared with $17.0 million or 1.84% at December 31, 2006 and $17.7 million or 1.88% at September 30, 2006.

Capital Management

On July 25, 2007, the Company approved a new one-year $5.0 million common stock repurchase program. During the third quarter, under the new program, the Company repurchased $1.164 million of common stock, or a total of 63,144 shares, at an average price per share of $18.43. In the first nine months of 2007, the Company repurchased $5.846 million of common stock, or a total of 295,439 shares, at an average price per share of $19.79. In addition, in the third quarter the Company increased the quarterly common stock dividend to $0.12 per share. This represents a 33% increase in the quarterly common stock dividend versus the $0.09 per share dividend in the third quarter of 2006.

Erland E. “Erkie” Kailbourne, Chairman of the Board, commented, “The Company’s improved financial performance and available capital has given us the opportunity to increase our common stock dividend and actively repurchase our common shares. Both of these measures, we believe, will enhance shareholder value.”

Total shareholders’ equity at September 30, 2007 was $188.3 million compared with $182.4 million at December 31, 2006 and $182.0 million at September 30, 2006. The Company’s leverage ratio was 9.23% and total risk-based capital ratio was 16.96% at September 30, 2007.

About Financial Institutions, Inc.

With $1.9 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and 70 ATMs in Western and Central New York State, and employs 691 people. Five Star Investment Services provides brokerage and insurance products and services within the same New York State markets. The Company’s stock is listed on the Nasdaq Global Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, the attitudes and preferences of its customers, the competitive environment, and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

*****

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
	September 30,	December 31,	September 30,
(Dollars in thousands, except share data)	2007	2006	2006
ASSETS
Cash and due from banks	$55,736	$47,166	$52,540
Federal funds sold and interest-bearing deposits in other banks	2,685	62,606	80,593
Securities available for sale, at fair value	742,716	735,148	737,776
Securities held to maturity, at amortized cost	56,885	40,388	41,927
Loans held for sale	107	992	721
Loans:
Commercial	123,226	105,806	107,594
Commercial real estate	241,981	243,966	244,812
Agricultural	53,877	56,808	60,325
Residential real estate	167,771	163,243	164,620
Consumer indirect	128,016	106,391	104,865
Consumer direct and home equity	234,800	250,268	258,795

Total loans	949,671	926,482	941,011
Allowance for loan losses	(15,611)	(17,048)	(17,681)

Loans, net	934,060	909,434	923,330
Premises and equipment, net	34,690	34,562	34,472
Goodwill	37,369	37,369	37,369
Other assets	38,737	39,887	43,401

Total assets	$1,902,985	$1,907,552	$1,952,129

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing demand	$284,252	$273,783	$270,671
Interest-bearing demand, savings and money market	692,990	674,224	714,141
Certificates of deposit	639,020	669,688	654,807

Total deposits	1,616,262	1,617,695	1,639,619
Short-term borrowings	33,374	32,310	27,549
Long-term borrowings	29,145	38,187	67,342
Junior subordinated debentures issued to unconsolidated subsidiary trust	16,702	16,702	16,702
Other liabilities	19,178	20,270	18,919

Total liabilities	1,714,661	1,725,164	1,770,131
Shareholders’ Equity
Preferred stock	17,581	17,623	17,623
Common stock, $0.01 par value, 50,000,000 shares authorized;
11,348,122 shares issued at September 30, 2007 and December 31, 2006
and 11,347,375 shares issued at September 30, 2006	113	113	113
Additional paid-in capital	24,626	24,222	24,071
Retained earnings	156,451	148,947	147,335
Accumulated other comprehensive loss	(5,186)	(8,404)	(7,144)
Treasury stock, at cost; 266,497 shares at September 30, 2007 and
5,351 shares at December 31, 2006	(5,261)	(113)	—

Total shareholders’ equity	188,324	182,388	181,998

Total liabilities and shareholders’ equity	$1,902,985	$1,907,552	$1,952,129

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	Quarter-to-Date			Year-to-Date
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands, except share and per share data)	2007	2007	2006	2007	2006
Interest income:
Interest and fees on loans	$17,571	$16,932	$17,291	$51,130	$50,944
Interest and dividends on securities	8,814	8,952	8,001	26,192	24,597
Other interest income	168	574	531	1,494	1,307

Total interest income	26,553	26,458	25,823	78,816	76,848

Interest expense:
Deposits	10,428	11,338	9,491	32,528	26,833
Short-term borrowings	360	153	166	682	404
Long-term borrowings	472	483	1,052	1,441	3,142
Junior subordinated debentures	432	432	432	1,296	1,296

Total interest expense	11,692	12,406	11,141	35,947	31,675

Net interest income	14,861	14,052	14,682	42,869	45,173
Credit for loan losses	(82)	(153)	(491)	(235)	(1,842)

Net interest income after credit for loan losses	14,943	14,205	15,173	43,104	47,015
Noninterest income:
Service charges on deposits	2,778	2,767	3,054	8,114	8,559
ATM and debit card income	735	724	558	2,079	1,645
Broker-dealer fees and commissions	323	347	375	1,053	1,182
Trust fees	—	—	116	—	377
Loan servicing income	259	243	208	707	668
Income from corporate owned life insurance	1,090	29	14	1,139	466
Net gain on sale of securities	67	51	—	118	—
Net gain on sale of loans held for sale	313	116	503	589	916
Net gain (loss) on sale and disposal of other assets	59	31	(56)	147	65
Net gain on sale of trust relationships	—	—	1,365	13	1,365
Other	710	298	842	1,719	1,873

Total noninterest income	6,334	4,606	6,979	15,678	17,116
Noninterest expense:
Salaries and employee benefits	8,574	8,008	8,510	24,935	25,294
Occupancy and equipment	2,422	2,450	2,293	7,321	7,083
Supplies and postage	443	402	442	1,283	1,452
Amortization of other intangibles	77	76	108	230	323
Computer and data processing	547	589	469	1,593	1,312
Professional fees and services	476	577	698	1,548	2,247
Other	2,070	2,246	2,073	5,976	6,738

Total noninterest expense	14,609	14,348	14,593	42,886	44,449

Income before income taxes	6,668	4,463	7,559	15,896	19,682
Income taxes	1,414	1,020	2,314	3,585	5,324

Net income	$5,254	$3,443	$5,245	$12,311	$14,358

Net Income Per Common Share:
Basic	$0.44	$0.27	$0.43	$1.00	$1.17
Diluted	$0.44	$0.27	$0.43	$1.00	$1.17
Weighted Average Common Shares Outstanding:
Basic	11,090,519	11,188,840	11,327,362	11,197,895	11,326,482
Diluted	11,113,553	11,222,994	11,371,963	11,231,347	11,357,678
Performance Ratios:
Return on average assets	1.10%	0.71%	1.09%	0.86%	0.99%
Return on average common equity	11.60%	7.40%	12.17%	9.00%	11.35%
Net interest margin (fully tax-equivalent)	3.63%	3.35%	3.56%	3.45%	3.59%
Efficiency ratio	67.07%	72.04%	67.20%	69.45%	68.60%

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES/
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
	2007	2007	2007	2006	2006
(Dollars in thousands, except per share data)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

EARNINGS
Net interest income	$14,861	$14,052	$13,956	$14,293	$14,682
Net interest income (fully tax-equivalent)	$16,051	$15,193	$15,105	$15,462	$15,857
Credit for loan losses	$(82)	$(153)	$—	$—	$(491)
Noninterest income	$6,334	$4,606	$4,738	$4,795	$6,979
Noninterest expense	$14,609	$14,348	$13,928	$15,163	$14,593
Net income	$5,254	$3,443	$3,615	$3,004	$5,245
Preferred dividends	$371	$371	$371	$371	$371
Net income available to common	$4,883	$3,072	$3,244	$2,633	$4,874
Basic earnings per share	$0.44	$0.27	$0.29	$0.23	$0.43
Diluted earnings per share	$0.44	$0.27	$0.29	$0.23	$0.43
Average shares outstanding	11,090,519	11,188,840	11,316,811	11,332,634	11,327,362
Average diluted shares outstanding	11,113,553	11,222,994	11,360,202	11,384,326	11,371,963
PERFORMANCE
Return on average assets (annualized)	1.10%	0.71%	0.77%	0.62%	1.09%
Return on average common equity (annualized)	11.60%	7.40%	7.96%	6.29%	12.17%
Return on average tangible common equity (annualized)	15.03%	9.60%	10.35%	8.18%	16.04%
Common dividend payout ratio	27.27%	40.74%	34.48%	39.13%	20.93%
Net interest margin (fully tax-equivalent)	3.63%	3.35%	3.39%	3.44%	3.56%
Efficiency ratio	67.07%	72.04%	69.40%	73.52%	67.20%
Full-time equivalent employees	636	636	634	640	640
CAPITAL
Period end common equity to total assets	8.97%	8.70%	8.50%	8.64%	8.42%
Period end tangible common equity to tangible total assets	7.12%	6.83%	6.69%	6.77%	6.58%
Leverage ratio	9.23%	8.89%	8.99%	8.91%	8.87%
Tier 1 risk-based capital ratio	15.71%	15.86%	15.58%	15.85%	15.33%
Total risk-based capital ratio	16.96%	17.12%	16.83%	17.10%	16.58%
Cash dividends declared per share	$0.12	$0.11	$0.10	$0.09	$0.09
Book value per share	$15.41	$14.80	$14.81	$14.53	$14.49
Tangible book value per share	$11.98	$11.38	$11.42	$11.15	$11.11
ASSET QUALITY
Gross loan charge-offs	$1,310	$970	$692	$1,060	$949
Net loan charge-offs	$829	$239	$134	$633	$418
Net loan charge-offs to average loans (annualized)	0.35%	0.10%	0.06%	0.27%	0.18%
Loans past due over 90 days	$—	$4	$7	$3	$—
Nonaccrual loans	8,295	10,402	15,778	15,837	12,804

Total nonperforming loans	8,295	10,406	15,785	15,840	12,804
Other real estate (ORE) and repossessed assets (repos)	1,625	1,352	1,216	1,203	1,551

Total nonperforming assets	$9,920	$11,758	$17,001	$17,043	$14,355
Nonperforming loans to total loans	0.87%	1.11%	1.70%	1.71%	1.36%
Nonperforming assets to total loans, ORE and repos	1.04%	1.25%	1.83%	1.84%	1.52%
Nonperforming assets to total assets	0.52%	0.62%	0.87%	0.89%	0.74%
Allowance for loan losses	$15,611	$16,522	$16,914	$17,048	$17,681
Allowance for loan losses to total loans	1.64%	1.76%	1.82%	1.84%	1.88%
Allowance for loan losses to nonperforming loans	188%	159%	107%	108%	138%
PERIOD END BALANCES
Total loans	$949,671	$940,870	$929,250	$926,482	$941,011
Total assets	$1,902,985	$1,898,092	$1,962,748	$1,907,552	$1,952,129
Total deposits	$1,616,262	$1,617,049	$1,671,762	$1,617,695	$1,639,619
Total common equity	$170,743	$165,185	$166,907	$164,765	$164,375
Total shareholders’ equity	$188,324	$182,766	$184,530	$182,388	$181,998
Common shares outstanding	11,081,625	11,161,835	11,271,676	11,342,771	11,347,375
AVERAGE BALANCES
Total loans	$942,740	$932,843	$921,627	$932,963	$944,751
Total interest-earning assets	$1,766,511	$1,814,299	$1,789,426	$1,795,958	$1,777,519
Total assets	$1,890,669	$1,938,685	$1,914,593	$1,926,470	$1,902,110
Total deposits	$1,598,643	$1,657,975	$1,627,875	$1,631,020	$1,593,273
Total interest bearing liabilities	$1,413,727	$1,476,534	$1,457,532	$1,465,135	$1,447,202
Total common equity	$166,977	$166,526	$165,330	$166,052	$158,950
Total shareholders’ equity	$184,558	$184,108	$182,953	$183,675	$176,573